Policy Name:	INSIDER TRADING POLICY

General Overview
BILL Holdings, Inc. (“BILL,” the “Company,” “we,” “us” or “our”) is committed to high standards of honest and ethical business conduct and compliance with laws, rules and regulations.
Under this Insider Trading Policy, all employees, independent contractors, and the BILL Board of Directors (collectively, “Service Providers”) are prohibited from trading in BILL securities while in possession of material nonpublic information about BILL, and prohibited from giving material nonpublic information about BILL or others to anyone who might trade on the basis of that information.
Capitalized terms are in the list of defined terms at the end of this Policy. You may also wish to refer to the list of FAQs about this Policy following the defined terms. The FAQs are part of this Policy and the rules articulated in the FAQs must be followed as well.
Neither BILL nor the Compliance Officer (which term as referenced herein includes his/her designee) is liable for any act made under this Policy. Neither BILL nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
Scope
1.This Policy covers all Service Providers, as well as the members of their immediate families and persons sharing their households; it also covers venture capital funds and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons. These Covered Persons are responsible for ensuring compliance with this Policy by members of their immediate families and persons sharing their households, and by entities with which they are affiliated or associated.
2.This Policy applies to all transactions in BILL securities, including shares of BILL common stock and options to purchase common stock, however acquired, and any other type of securities that BILL may issue, such as restricted stock units (“RSUs”), preferred stock, convertible notes, warrants and exchange-traded options or other derivative securities.
3.BILL may impose sanctions for violation of this Policy and may issue stop-transfer orders to our transfer agent to implement it. Sanctions for individuals may include any disciplinary action, including termination of employment or service relationship with BILL, where applicable. D&O Persons and/or Access Persons may be required to certify compliance with this Policy on an annual basis. Notifications and approvals required under this Policy may be provided by electronic mail.
Statement of Company Policy
Prohibited Activities
A.No D&O Person and no Access Person may trade in BILL securities unless the trade has been approved in advance by the Compliance Officer in accordance with this Policy.

B.No Covered Person may trade in BILL securities while possessing material nonpublic information about BILL. It does not matter if the personal decision to trade was made before coming into possession of material nonpublic information – once the Covered Person comes into possession of the material nonpublic information, he or she cannot trade (other than pursuant to a permitted 10b5-1 Plan).
C.No Covered Person may trade in, or make a gift or other transfer without consideration, of BILL securities outside of the Policy’s Trading Windows, or during any Blackout Period designated by the Compliance Officer.
D.No Covered Person may disclose material nonpublic information about BILL to any outside person, unless required to do so as part of that Covered Person’s regular duties for BILL or authorized by the Compliance Officer.
E.No Covered Person may give trading advice of any kind about BILL to anyone while possessing material nonpublic information about BILL, except that Covered Persons should advise others not to trade if doing so might violate this Policy or the law. We strongly discourage Covered Persons from giving trading advice concerning BILL to third parties even when the Covered Persons do not possess material nonpublic information about BILL.
F.No Covered Person may: (a) trade in the securities of any other public company while possessing material nonpublic information about that company that was obtained in the course of service as a Covered Person; (b) disclose material nonpublic information about another public company to anyone; or (c) give anyone trading advice about any other public company while possessing material nonpublic information about that company.
G.No Covered Person may engage in transactions involving options or other derivative securities on BILL’s securities, such as puts and calls, whether on an exchange or in any other market; provided however that a Covered Person may exercise compensatory equity grants issued by BILL.
H.No Covered Person may engage in hedging or monetization transactions involving BILL securities, such as zero-cost collars and forward sale contracts or contribute BILL securities to exchange funds that could be interpreted as having the effect of hedging in BILL securities.
I.No Covered Person may engage in short sales of BILL’s securities, including short sales “against the box.”
J.No Covered Person may use or pledge BILL securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.
K.No Covered Person may wager, bet, trade, or engage in any transaction based on material nonpublic information about BILL, including through event-based contracts on prediction markets.
Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
A.ETFs. Investing in exchange-traded funds (ETFs) or mutual funds that track a broad-based index (such as the S&P 500) and/or have holdings comprised of less than 10% in the Company’s securities.

Trading Windows and Blackout Periods
1.Trading Windows. Covered Persons are permitted to trade in BILL securities only during the Trading Window.
2.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Even if a Trading Window is in effect, no Covered Person possessing material nonpublic information about BILL may trade in Company securities. Persons possessing such information may trade during a Trading Window only after the close of trading on the next full trading day following our widespread public release of such information.
3.No Trading During Blackout Periods. Even if a Trading Window is in effect, the Compliance Officer may designate special trading Blackout Periods that apply to particular individuals or groups of persons (including all Covered Persons), for such time, and with respect to such persons, as the Compliance Officer determines in his or her discretion. No Covered Person may trade in BILL securities outside of the applicable Trading Windows or during any such Blackout Periods. No Covered Person who learns of such a Blackout Period may disclose to any other person that a Blackout Period has been designated or that one was previously in place. The fact of the Blackout Period is confidential and cannot be disclosed internally or externally. The failure of the Compliance Officer to subject a person to a Blackout Period does not relieve that person of the obligation not to trade while in possession of material non-public information.
Trades Pursuant to 10b5-1 Plans
Certain sales, purchases and other transfers of BILL securities otherwise prohibited by this Policy may be permitted if they are effected pursuant to a 10b5-1 Plan that:
(a) complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy;
(b) is approved by the Compliance Officer in writing and is entered into during an open Trading Window and not during any Blackout Period;
(c) the first trade under the 10b5-1 Plan does not occur (i) for a D&O Person: until the later of (A) ninety (90) days after the adoption of the 10b5-1 Plan and (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than D&O Persons: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period;”
(d) the 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1; and
(e) the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally established (and shall not have withdrawn such certification prior to such establishment), that (i) such person is not, and to their knowledge, will not be, in possession of material nonpublic information and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable; (ii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1; and (iii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable rules; (iv) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of

Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and (v) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. The person adopting the 10b5-1 Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
Because D&O Persons and Access Persons are more likely than other Covered Persons to be in possession of material non-public information in their roles with BILL, they are only permitted to sell, purchase or make other transfers of BILL securities pursuant to 10b5-1 Plans covering BILL’s securities (subject to meeting the requirements of this Policy) or where such sale, purchase or other transfer has been pre-cleared by the Compliance Officer. The Compliance Officer may expand or modify this list of permitted individuals.
Approval of a 10b5-1 Plan by BILL’s Compliance Officer and/or an acknowledgement of a 10b5-1 Plan by the Company shall not be considered a determination by the Company’s Compliance Officer (or his/her designee) of the Company that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
Once a person has an approved 10b5-1 Plan in place, such person will need approval from BILL’s Compliance Officer to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating such person’s existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process described above for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage making multiple Plan Modifications, as that may give the appearance that a person is trading on material nonpublic information under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when a person is not in possession of material nonpublic information.
Other Trading Arrangements
Covered Persons are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 Persons or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
Reporting Violations; Inquiries
The Compliance Officer or his or her designee will review, and either approve or prohibit, any proposed trades in BILL securities as required under this Policy, including proposed trades by D&O Persons and Access Persons. The Compliance Officer will administer and interpret this Policy, and enforce compliance as needed. The Compliance Officer may consult with BILL’s outside legal counsel as needed. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.
Please direct all inquiries about this Policy to the Compliance Officer.
Trading by the Company
We will not transact in any BILL securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable New York Stock Exchange listing standards.
Effective Date
The effective date of the Policy, as amended, is February 27, 2023. The amendments to this Policy do not apply to any existing 10b5-1 Plan that was entered into prior to February 27, 2023, except to the extent that a Plan Modification is made to such plan after February 27, 2023.
Defined Terms in the Insider Trading Policy
“10b5-1 Plan” means a written plan to trade securities that complies with the requirements of Rule 10b5-1 under the Exchange Act.
“Access Persons” means persons, other than D&O Persons, who have been designated by BILL as having regular access to material nonpublic information about BILL in the normal course of their duties. Special provisions of this Policy, such as pre-approval of any trades, apply to Access Persons. The Access Persons are listed on Exhibit A, provided that no such person listed on Exhibit A that is a D&O Person should be considered an Access Person. The Compliance Officer may update and amend this list from time to time.
“Blackout Period” means any special trading blackout period specially designated by the Compliance Officer. It may apply to particular individuals or groups of persons (including all Covered Persons), and last for such time as the Compliance Officer determines. No Covered Person may trade in BILL securities outside of the applicable Trading Windows or during any such Blackout Periods.
“Board” means BILL’s Board of Directors.
“Compliance Officer” for this Policy refers to our General Counsel. In his or her absence our Chief Financial Officer may serve as Compliance Officer.
“Covered Persons” refers to all Service Providers, as well as the members of their immediate families and persons sharing their households; it also covers venture capital funds and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons. An affiliate is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a Covered Person is (1) a corporation or organization (other than BILL or a majority-owned subsidiary of BILL) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (2) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
“D&O Person” means any Section 16 Person and any other executive team member (i.e., the “E-Team”) of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“BILL”, “we”, “our” or “Company” means BILL Holdings, Inc., a Delaware corporation, collectively with its subsidiaries.
“Policy” means this BILL Insider Trading Policy, as adopted and amended from time to time by the Board.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Persons” means the officers of BILL (as defined in Rule 16a-1(f) of the Exchange Act) and members of the Board, including the principal accounting officer (if separate from the principal financial officer). Special provisions of this Policy, such as pre-approval of any trades, and special SEC reporting requirements, apply to Section 16 Persons.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Trading Window” means the period when trading is normally permitted under this Policy. The Trading Window covers the period beginning after the close of trading on the first full trading day following our widespread public release of quarterly or year-end operating results, and ending at the close of trading on the last trading day of the first full week of the third month of the then-current quarter.